UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2015 (October 27, 2015)

Magellan Midstream Partners, L.P.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-16335

DE	73-1599053
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

One Williams Center, Tulsa, OK 74172

(Address of principal executive offices, including zip code)

(918) 574-7000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Magellan Midstream Partners, L.P. (the “Partnership”) entered into a $1.0 billion amended and restated credit agreement dated as of October 27, 2015 with Wells Fargo Bank, National Association, as Administrative Agent and an Issuing Bank, JPMorgan Chase Bank, N.A., as Co-Syndication Agent and an Issuing Bank, and Suntrust Bank, as Co-Syndication Agent and an Issuing Bank, and the other lenders party thereto (the “Revolving Credit Agreement”), providing for a five-year senior unsecured revolving credit facility (the “Revolving Credit Facility”). The Partnership also entered into a $250.0 million 364-Day revolving credit agreement dated as of October 27, 2015 among the Partnership, the lenders party thereto, Wells Fargo Bank, National Association, as Administrative Agent, JPMorgan Chase Bank, N.A., as Co-Syndication Agent, and Suntrust Bank, as Co-Syndication Agent (the “364-Day Credit Agreement” and, together with the Revolving Credit Agreement, the “Credit Agreements”), providing for a 364-Day senior unsecured revolving credit facility (the “364-Day Credit Facility”). The Revolving Credit Facility will mature on October 27, 2020, while the 364-Day Credit Facility will mature on October 25, 2016 (subject to the term-out option described in the following paragraph) (the “364-Day Termination Date”).

Pursuant to the Revolving Credit Agreement, the lenders party thereto have committed to provide advances up to an aggregate principal amount of $1.0 billion at any one time outstanding. As part of the aggregate commitments under the facility, the Revolving Credit Agreement provides for letters of credit to be issued at the request of the Partnership in an aggregate amount not to exceed a $200.0 million sublimit and for swingline loans to be issued at the request of the Partnership in an aggregate amount not to exceed a $100.0 million sublimit. Pursuant to the 364-Day Credit Agreement, the lenders party thereto have committed to provide up to an aggregate principal amount of $250.0 million at any one time outstanding, subject to a term-out option. The Partnership may exercise the term-out option no later than 30 days prior to the 364-Day Termination Date and elect to have all outstanding borrowings converted into a term loan due and payable on the date that is 24 months after the 364-Day Termination Date, subject to the payment of a term-out fee.

Borrowings under the Credit Agreements will be unsecured and bear interest at a LIBOR rate or a base rate, plus an applicable margin. The applicable margin used in connection with interest rates and fees is based on the credit ratings assigned to the Partnership’s senior unsecured, long-term indebtedness. The applicable margin for LIBOR rate loans ranges from 1.00% to 1.625% and the applicable margin for base rate loans ranges from 0.00% to 0.625%. Amounts outstanding under the Credit Agreements may be accelerated for typical defaults including, but not limited to, the failure to repay the principal or interest of a borrowing, failure to observe or perform any covenant, failure to pay a material judgment, certain bankruptcy events or a change of control.

The Credit Agreements contain customary representations, warranties and covenants, including limitations on incurrence of liens, new lines of business, mergers, transactions with affiliates and restrictive agreements. The Credit Agreements also include covenants limiting, as of the last day of each fiscal quarter, the ratio of the consolidated debt of the Partnership and its restricted subsidiaries to the consolidated EBITDA (as defined in the Credit Agreements) of the Partnership and its restricted subsidiaries, measured for the preceding twelve months, to not more than 5.00 to 1.00. This requirement is subject to a provision for temporary increases of the limitation to 5.50 to 1.00 in connection with certain material acquisitions.

The descriptions of the Credit Agreements in this Item 1.01 are qualified in their entirety by reference to the full text of the Revolving Credit Agreement and the 364-Day Credit Agreement, which are filed as Exhibit 10.1 and Exhibit 10.2 hereto, respectively, and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures set forth above under Item 1.01 are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	$1,000,000,000 Amended and Restated Credit Agreement dated as of October 27, 2015 among the Partnership, the Lenders party thereto, Wells Fargo Bank, National Association, as Administrative Agent and an Issuing Bank, JPMorgan Chase Bank, N.A., as Co-Syndication Agent and an Issuing Bank, and Suntrust Bank, as Co-Syndication Agent and an Issuing Bank.

10.2	$250,000,000 364-Day Credit Agreement dated as of October 27, 2015 among the Partnership, the Lenders party thereto, Wells Fargo Bank, National Association, as Administrative Agent, JPMorgan Chase Bank, N.A., as Co-Syndication Agent, and Suntrust Bank, as Co-Syndication Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Magellan Midstream Partners, L.P.

By: Magellan GP, LLC, its general partner

Date: October 28, 2015	By:	/s/ Suzanne H. Costin
Suzanne H. Costin
Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	$1,000,000,000 Amended and Restated Credit Agreement dated as of October 27, 2015 among the Partnership, the Lenders party thereto, Wells Fargo Bank, National Association, as Administrative Agent and an Issuing Bank, JPMorgan Chase Bank, N.A., as Co-Syndication Agent and an Issuing Bank, and Suntrust Bank, as Co-Syndication Agent and an Issuing Bank.

10.2	$250,000,000 364-Day Credit Agreement dated as of October 27, 2015 among the Partnership, the Lenders party thereto, Wells Fargo Bank, National Association, as Administrative Agent, JPMorgan Chase Bank, N.A., as Co-Syndication Agent, and Suntrust Bank, as Co-Syndication Agent.